Exhibit 3.1
Certificate of Amendment
Of
Restated Certificate of Incorporation
Of
Grubb & Ellis Company
It is hereby certified that:
1.	The name of the corporation (the “Corporation”) is Grubb & Ellis Company, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 5, 1980.

2.	The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article:
“Article IV
     The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares, of which one hundred million (100,000,000) shares with a par value of $.01 per share each shall be designated Common Stock, and of which ten million (10,000,000) shares with a par value of $.01 per share shall be designated Preferred Stock.
     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof (including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference), of any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.”

3.	The Restated Certificate of Incorporation of the Corporation is further amended by striking out Article VI thereof and by substitution in lieu of said Article the following new Article:
“Article VI
     The property, business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be nine.
     The Corporation’s Board of Directors shall be divided into three equal classes designated as Class A, Class B, and Class C, respectively. The initial Class A, Class B and Class C directors shall be the Class A, Class B and Class C directors elected at the Corporation’s special meeting in lieu of an annual meeting held in 2007 at which this Certificate of Amendment was approved. At the annual meeting of the stockholders to be held in 2008, the term of office of the initial Class A directors shall expire and Class A directors shall thereafter be elected for a full term of three years. At the annual meeting of the stockholders to be held in 2009, the term of office of the initial Class B directors shall expire and Class B directors shall thereafter be elected for a full term of three years. At the annual meeting of the stockholders to be held in 2010, the term of office of the initial Class C directors shall expire and Class C directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
     Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier resignation, or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office for the remaining term of office for the applicable class of directors to which such director was assigned and until their successors shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The stockholders of the Corporation shall not have cumulative voting rights. ”
4.	The amendment of the Restated Certificate of Incorporation herein has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 7th day of December, 2007.

GRUBB & ELLIS COMPANY

By:	/s/ Robert Z. Slaughter

Name: Robert Z. Slaughter
Title: Executive Vice President and General Counsel

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